Exhibit 99.1

For Immediate Release

Contact:

Joe Shiffler

Director, Investor Relations &

    Corporate Communications

Power Integrations, Inc.

(408) 414-8528

jshiffler@powerint.com

Power Integrations Reports Financial Results for Fourth Quarter of 2005

Quarterly Net Revenues Increased 13 Percent Year-Over-Year to a Record $37.9 Million

Gross Margin Increased to 51.1 Percent

SAN JOSE, Calif. – February 2, 2006 – Power Integrations (Nasdaq: POWI), the leader in high-voltage analog integrated circuits for power conversion, today announced its financial results for the quarter and fiscal year ended December 31, 2005.

The company reported record quarterly net revenues of $37.9 million, up 13 percent compared to the year-ago quarter and up 4 percent sequentially. Revenue growth was driven primarily by industrial and communications revenues, which increased 63 percent and 15 percent respectively on a year-over-year basis. Gross margin for the fourth quarter was 51.1 percent, up from 48.3 percent in the year-ago quarter and 49.5 percent in the prior quarter.

Operating margin for the quarter was 14.6 percent, including a 6.3-point impact from expenses related to the company’s patent litigation against System General Corp. and Fairchild Semiconductor. This compares to operating margins of 19.4 percent in the year-ago quarter and 15.0 percent in the prior quarter. Patent-litigation expenses totaled $2.4 million in the fourth quarter, up from $0.1 million in the year-ago quarter and $1.8 million in the prior quarter.

Net income for the quarter was $5.5 million, or $0.18 per diluted share, compared to $5.7 million or $0.18 per diluted share in the prior quarter and $4.5 million or $0.14 per diluted share in the year-ago quarter. Patent-litigation expenses reduced the company’s fourth-quarter earnings by $0.06 per diluted share.

For the full year 2005, net revenues totaled $144.1 million, an increase of 5 percent compared to the prior year. Gross margin for the full year was 49.5 percent, up from 47.7 percent in 2004. Full-year operating margin was 15.7 percent, down from 18.8 percent in 2004 as a result of patent-litigation expenses, which reduced the full-year operating margin by 3.8 percentage points.

Net income for 2005 was $20.9 million, or $0.68 per diluted share, up from $20.4 million or $0.63 per diluted share in 2004. Patent-litigation expenses totaled $5.5 million for the full year, reducing net income by $0.14 per diluted share. Nevertheless, cash flow from operations increased to $35.7 million for the full year, up from $30.1 million in 2004.

–more–

“We capped off a successful year with a strong fourth quarter,” said Balu Balakrishnan, president and CEO of Power Integrations. “Fourth-quarter revenues grew 13 percent year-over-year driven by nearly 20 percent growth in unit shipments, and we achieved a substantial increase in our gross margin.

“We improved our gross margin throughout 2005 while expanding our market share and reducing inventories by nearly 30 percent over the course of the year,” continued Balakrishnan. “We also grew our net income and cash flow for the year despite significant patent-litigation expenses. While patent litigation is a temporary drag on our operating results, protecting our intellectual property is critical to maximizing our long-term profitability.

“We have strong momentum entering 2006,” added Balakrishnan. “2005 was a record year in terms of design wins, and we have a number of incremental growth drivers coming into play in the year ahead. Energy-efficiency standards for external power supplies are having a major impact on markets such as cordless phones and cell phones. We have recently won designs for Panasonic and Sharp cordless phones, and we have ongoing design activity related to a number of other major cordless and cell-phone OEMs. In all, our LinkSwitch® products won more than 60 designs in the fourth quarter, indicating that linear power supplies are being replaced at an accelerating rate.

“Other key drivers for 2006 and beyond include new products such as TinySwitch®-III and LinkSwitch-LP, an expanded sales force, and emerging markets such as power over Ethernet and LED lighting,” continued Balakrishnan. “We also look forward to the conclusion of our two legal actions to protect our patents against infringement. 2006 should be an exciting year for Power Integrations.”

Additional Highlights

•	Cash and investments as of December 31, 2005 totaled $130.5 million, up from $121.8 million at the end of the prior quarter. During the fourth quarter the company repurchased approximately 250,000 shares of stock for a total of $5.4 million.

•	Inventories declined to $18.4 million from $22.3 million at the end of the prior quarter. Inventory turns increased sequentially to 4.0 from 3.4. Days’ sales outstanding declined sequentially from 36 to 32.

•	Power Integrations received 14 U.S. patents and 1 foreign patent during the year, bringing the company’s totals to 131 U.S. and 82 foreign patents.

–more–

Revenue Mix by Product Family and End Market

	% of Revenue
Product Family	Q4 2005	FY 2005
TinySwitch	60%	57%
TOPSwitch®-FX and -GX	25%	27%
TOPSwitch-I and -II	9%	11%
LinkSwitch and DPA-Switch®	6%	5%

	% of Revenue
End Market	Q4 2005	FY 2005
Consumer	28%	30%
Communications	29%	29%
Computer	22%	23%
Industrial	13%	11%
Other	8%	7%

Financial Outlook for First Quarter of 2006

For the first quarter of 2006, the company anticipates that net revenues will be approximately flat compared to the fourth quarter of 2005. The company expects its gross margin to be in a range of 50 to 51 percent excluding the impact of costs related to share-based compensation. The company expects operating expenses to increase slightly compared to the fourth quarter, excluding the impact of share-based compensation. Operating expenses are expected to include patent-litigation expenses of approximately $2.5 million. Earnings per share are expected to be in a range of $0.15 to $0.17 excluding the impact of share-based compensation expenses.

Conference Call Information

Power Integrations will hold a conference call today at 1:30 pm Pacific time to discuss its results. Members of the investment community may access the call by dialing (877) 656-8906 from within the United States or (334) 323-9871 from outside the U.S. A replay of the conference call will be available for one week by dialing (877) 919-4059 from within the U.S. or (334) 323-7226 from outside the U.S. Listeners can access the replay by entering pass code number 94327275. The call will also be available live and archived on the investor information page of the Power Integrations website, www.powerint.com.

Note Regarding Forward-looking Statements

This press release contains forward-looking statements, which reflect management’s current forecast of the company’s future business and financial performance. These forward-looking statements are based on current information that is, by its nature, subject to rapid and even abrupt changes. Forward-looking statements are denoted by the use of such words and phrases as “will,” “anticipate,” “expect,” “outlook” and other words and phrases that look toward future events or performance. Due to risks and uncertainties associated with the company’s business, actual results could differ materially from those projected or implied by management’s forward-looking statements. These risks and uncertainties include, but are not limited to: changes and shifts in customer demand away from products that utilize the company’s integrated circuits to products that do not incorporate the company’s products; the company’s ability to maintain and establish strategic relationships; the effects of competition; the risks inherent in the development and delivery of complex technologies; the outcome and cost of patent litigation; the company’s

–more–

ability to attract, retain and motivate qualified personnel; the emergence of new markets for the company’s products and services; the company’s ability to compete in those markets based on timeliness, cost and market demand; and fluctuations in currency exchange rates. In addition, new product introductions are subject to the risks and uncertainties that typically accompany development and delivery of complex technologies to the marketplace, including product development delays and defects. These and other risk factors are more fully explained in the company’s most recent annual report on Form 10-K, filed with the Securities and Exchange Commission on March 16, 2005, and its quarterly report on Form 10-Q, filed on November 7, 2005. The company is under no obligation (and expressly disclaims any obligation) to update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

About Power Integrations

Power Integrations, Inc. is the leading supplier of high-voltage analog integrated circuits used in power conversion. The company’s breakthrough technology enables compact, energy-efficient power supplies in a wide range of electronic products, in both AC-DC and DC-DC applications. The company’s EcoSmart® energy-efficiency technology, which dramatically reduces energy waste, has saved consumers and businesses around the world more than an estimated $1.3 billion on their electricity bills since its introduction in 1998. For more information, visit the company’s Web site at www.powerint.com. For information on global energy-efficiency standards and EcoSmart solutions, visit the Power Integrations Green Room at www.powerint.com/greenroom.

# # #

POWER INTEGRATIONS, INC.

CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share amounts)

(Unaudited)

	THREE MONTHS ENDED DECEMBER 31		YEAR ENDED DECEMBER 31
	2005	2004	2005	2004
NET REVENUES	$37,876	$33,581	$144,134	$136,636

COST OF REVENUES	18,526	17,356	72,813	71,409

GROSS PROFIT	19,350	16,225	71,321	65,227

OPERATING EXPENSES:

Research and development	4,048	3,826	16,355	16,162
Sales and marketing	4,990	3,806	17,689	15,273
General and administrative	2,388	1,957	9,114	7,702
Patent litigation	2,413	135	5,489	400

Total Operating Expenses	13,839	9,724	48,647	39,537

INCOME FROM OPERATIONS	5,511	6,501	22,674	25,690

OTHER INCOME, net	1,049	325	3,367	1,054

INCOME BEFORE PROVISION FOR INCOME TAXES	6,560	6,826	26,041	26,744

PROVISION FOR INCOME TAXES	1,107	2,310	5,141	6,377

NET INCOME	$5,453	$4,516	$20,900	$20,367

EARNINGS PER SHARE:
Basic	$0.19	$0.15	$0.71	$0.66

Diluted	$0.18	$0.14	$0.68	$0.63

SHARES USED IN PER SHARE CALCULATION:
Basic	29,460	30,886	29,568	30,802

Diluted	30,654	31,934	30,734	32,414

POWER INTEGRATIONS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(in thousands)

	December 31, 2005	December 31, 2004
ASSETS

CURRENT ASSETS:
Cash, cash equivalents and short-term investments	$130,501	$111,146
Accounts receivable	13,488	12,230
Inventories	18,441	25,354
Deferred tax assets	1,095	3,878
Prepaid expenses and other current assets	2,067	2,600

Total current assets	165,592	155,208

PROPERTY AND EQUIPMENT, net	48,635	51,718

INVESTMENTS	—	23,411
DEFERRED TAX ASSETS	4,274	1,923
OTHER ASSETS	14,014	3,172

	$232,515	$235,432

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$5,059	$8,612
Accrued payroll and related expenses	6,049	4,672
Taxes payable	7,773	5,696
Deferred income on sales to distributors	3,479	3,058
Other accrued liabilities	1,357	882

Total current liabilities	23,717	22,920

STOCKHOLDERS’ EQUITY:
Common stock	29	30
Additional paid-in capital	98,288	122,895
Cumulative translation adjustment	(121)	(114)
Retained earnings	110,602	89,701

Total stockholders’ equity	208,798	212,512

	$232,515	$235,432